UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

TEMPUR-PEDIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

DELAWARE	33-1-22198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Tempur-Pedic International Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(Address of Principal Executive Offices) (Zip Code)

2003 Equity Incentive Plan

2003 Employee Stock Purchase Plan

2002 Stock Option Plan

(Full title of the plans)

Robert B. Trussell, Jr., President and Chief Executive Officer

Tempur World, Inc.

1713 Jaggie Fox Way

Lexington, Kentucky 40511

(800) 878-8889

(Name, address and telephone number, including area code, of agent for service)

Copy to:

John R. Utzschneider, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

(617) 951-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

2002 Stock Option Plan Common Stock, par value $0.01 per share, issuable upon exercise of currently outstanding options under the 2002 Employee Stock Option Plan	6,482,532	$1.87(2)	$12,122,335(2)	$980.70(2)

2003 Equity Incentive Plan Common Stock, par value $0.01 per share	8,000,000	$14.75(3)	$118,000,000(3)	$9,546.20(3)

2003 Employee Stock Purchase Plan Common Stock, par value $0.01 per share	500,000	$14.75(3)	$7,375,000(3)	$596.64(3)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of common stock shown above, an indeterminate number of shares of common stock that may become subject to the plans described herein by reason of certain specified events and an indeterminate amount of interests to be offered or sold pursuant to the plans described herein.

(2)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the amount of the registration fee. The aggregate offering price and fee have been computed on the basis of the price at which the options granted under the 2002 Stock Option Plan may be exercised. The offering price per share set forth for such shares is the weighted average exercise price at which such options are exercisable.

(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) solely for purposes of calculating the amount of the registration fee. The aggregate offering price and fee have been computed based on the average of the high and low sale price of the Common Stock on the New York Stock Exchange on December 18, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required in Part I will be sent or given to employees participating in the Plans, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Tempur-Pedic International Inc. (the “Registrant”) with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s prospectus filed pursuant to Rule 424(b)(4) under the Securities Act in connection with our Registration Statement on Form S-1 (File No. 333-109798); and

(b)	the section entitled “Description of the Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, as amended (File No. 001-31922), filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed with the Commission by the Registrant pursuant to Sections 13(a),

13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents or reports.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the Delaware General Corporation Law.

The Registrant’s certificate of incorporation, as amended, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) from any transaction from which the director derived an improper personal benefit. In addition, the bylaws of the Registrant provide for indemnification of directors, officers, employees and agents to the fullest extent permitted by Delaware law and authorize the company to purchase and maintain insurance to protect itself and any director, officer, employee or agent of the company or another business entity against any expense, liability, or loss, regardless of whether the company would have the power to indemnify such person under the company’s bylaws or Delaware law.

Item 7. Exemption from Registration Claimed.

Between November 2002 and September 2003, we granted to certain of our employees and a member of our board of directors stock options to purchase an aggregate of 16,776.68 shares of our Class B-1 common stock at exercise prices ranging from $800 per share to $1,500 per share. These options were granted in reliance on the exemption from registration pursuant to Rule 701 of the Securities Act.

In July 2003, an officer purchased 354.00 shares of our Class B-1 common stock for cash in the amount of $283,200 pursuant to a stock option exercise. These securities were issued in reliance on the exemption from registration pursuant to Section 4(2) of the Securities Act.

In August 2003, in connection with stock option exercises and pursuant to Stock Repurchase Agreements between us and each exercising optionee, certain of our employees and a member of our board of directors purchased an aggregate of 3,170.50 shares of our Class B-1 common stock for cash in the aggregate amount of $2,753,656. These securities were issued in reliance on the exemption from registration pursuant to Rule 701 of the Securities Act.

Item 8. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of Tempur-Pedic International Inc., including amendments (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-109798).

3.2	Amended and Restated By-laws of Tempur-Pedic International Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, File No. 333-109798).

4.1	Specimen certificate for shares of common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, File No. 333-109798).

4.2	Tempur-Pedic International Inc. 2003 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1, File No. 333-109798).

4.3	Tempur-Pedic International Inc. 2003 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1, File No. 333-109798).

4.4	Tempur-Pedic International Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, File No. 333-109798).

5.1	Opinion of Bingham McCutchen LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Notice regarding consent of Arthur Andersen LLP (filed herewith).

23.3	Consent of Bingham McCutchen LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages to this Registration Statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on this 23rd day of December, 2003.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/S/ ROBERT B. TRUSSELL, JR.

Robert B. Trussell, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Trussell, Jr. and Dale E. Williams, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ ROBERT B. TRUSSELL, JR. Robert B. Trussell, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	December 23, 2003

/S/ DALE E. WILLIAMS Dale E. Williams	Senior Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	December 23, 2003

/S/ JEFFREY B. JOHNSON Jeffrey B. Johnson	Corporate Controller, Chief Accounting Officer, Vice President and Assistant Secretary (Principal Accounting Officer)	December 23, 2003

/S/ JEFFREY S. BARBER Jeffrey S. Barber	Director	December 23, 2003

/S/ CHRISTOPHER A. MASTO Christopher A. Masto	Director	December 23, 2003

/S/ FRANCIS A. DOYLE Francis A. Doyle	Director	December 23, 2003

/S/ P. ANDREWS MCLANE P. Andrews McLane	Director	December 23, 2003

/S/ TULLY M. FRIEDMAN Tully M. Friedman	Director	December 23, 2003